SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Synacor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW SYNACOR LEADERSHIP CONTINUES TO DELIVER FINANCIAL PROGRESS

AND MOMENTUM FROM STRATEGIC PLAN

VOTE FOR SYNACOR NOMINEES TO THE BOARD

BY FOLLOWING THE ENCLOSED WHITE PROXY INSTRUCTIONS CARD TODAY

April 10, 2015

Dear Fellow Synacor Stockholder:

On the heels of our record Q4 2014 earnings results, we are excited to report to you that Synacor expects to outperform in Q1 2015 as well. We continue to make great progress against our new Four Pillar strategic business plan. We have a highly experienced Board and Management Team in place to execute against this plan and create substantial value for all stockholders.

We are writing to you today regarding Synacor’s upcoming 2015 Annual Meeting of Stockholders, which will be held on April 20, 2015. We ask that you support the unanimous recommendation of Synacor’s Board of Directors to vote “FOR ALL” of Synacor’s nominees so there is no disruption to the significant progress we have made at the Company.

NEW FOUR PILLAR STRATEGIC PLAN IS YIELDING CONTINUED FINANCIAL PERFORMANCE MOMENTUM

We continue to build on our record Q4 2014 financial results, which included the second highest revenue quarter and the highest adjusted EBITDA quarter in the history of the Company. Synacor today announced preliminary Q1 2015 financial results, which are expected to:

•	Exceed our earlier Q1 2015 revenue guidance, and deliver year-over-year revenue growth in Q1 of 5% at the higher end of our range

•	Deliver adjusted EBITDA at the high end of our previously provided guidance

•	Generate over $1.0 million in positive cash flow, adding to the $25.6 million cash balance at the end of the prior quarter ending December 31, 2014

We continue to deliver against our strategic plan and see sustained performance in advertising, customer relationships, and enthusiasm for our video solutions.

SYNACOR’S MOMENTUM IS ALSO REFLECTED IN THE STOCK PRICE PERFORMANCE

Our continued momentum is not only visible in our quarterly financial results, but stockholder support can also be seen in our recent stock price performance. In the period between August 13, 2014 (the first trading day after the announcement of Q2 2014 results from prior leadership) and March 23, 2015 (the date of record for the upcoming Annual Meeting), Synacor’s stock price rose by 19.2%, outperforming the:

•	Nasdaq Composite index by 620 basis points

•	NASDAQ Computer Index by 790 basis points

•	Russell 2000 Index by 840 basis points

SYNACOR SETS THE RECORD STRAIGHT ABOUT JEC/RATIO GROUP’S MISLEADING STOCKHOLDER LETTER

We feel obliged to set the record straight concerning the recent public proclamations and letter you may have received from the JEC/Ratio Group, which we believe was materially misleading and contained misstatements about Synacor’s Senior Management team and Board of Directors.

Here are the facts you need to know about their assertions:

•	JEC/Ratio is seeking to remove your new CEO from the Board, which would effectively destroy the momentum gained from Synacor’s new strategic plan and would expose the Company and stockholders to unnecessary risk from Senior Management departures.

•	JEC/Ratio has not offered any alternative business plan to increase Synacor’s growth and profitability. In fact, the aggressive cost reductions they propose would actually increase the risk of customer loss and could negatively impact revenues.

•	Your current Board has not sold a single share of Synacor since our new CEO joined the Company. Further, your Chairman, Jordan Levy, has never sold a single share and continues to own over 180,000 shares.

•	In fact, your Board and Senior Management have purchased over 100,000 additional shares of Synacor on the open market since our new CEO took office, using money from their own pockets to express confidence in our strategic plan.

•	Your stockholder interests are well represented on the Board, and hence the Board is motivated to consider all options to create stockholder value and act in the best interests of all stockholders. Your current Board and executive officers, together with their affiliates, own 24.8% of the Company’s stock.

•	Nearly all of JEC/Ratio’s financial criticisms of the Company are old news, concerning a two year period prior to your new CEO joining Synacor. Your Company is under new leadership, and has returned to adjusted EBITDA profitability, has defined a growth strategy, and delivered strong Q4 and Q1 financial results.

•	JEC/Ratio’s nominees are not as qualified as JEC/Ratio would lead you to believe, in our view. Two of their nominees lack corporate board level experience, having only served as mid-level executives at larger companies where they are no longer employed. The third JEC/Ratio nominee appears to have limited experience in Synacor’s consumer focused, internet content business, having primarily worked in healthcare and telecom equipment. This stands in stark contrast to Synacor’s current Directors, who together have significant C-Suite, Fortune 500, venture capital, and boardroom experience.

•	JEC/Ratio raised needless uncertainty about the Company’s Q1 performance since financial results would typically be reported after the Annual Meeting. Our financial update today should demonstrate Synacor’s continued strong financial performance in Q1 2015 before the Annual Meeting and expose what we view as JEC/Ratio’s self-serving fear-mongering.

•	The Board made several good faith efforts to engage in meaningful conversations with JEC/Ratio, but each time was met with excessive and inappropriate demands.

•	JEC/Ratio appears to have questionable motives for waging a public campaign of insults and attacks, which continues to give Synacor’s Board concern. Peter Heiland is Managing Director of JEC and is also the Interim CEO of a company with similar customers to Synacor and may have self-interested motives that are not aligned with all stockholders.

NOW IS NOT THE TIME TO DISRUPT THE MOMENTUM OF SYNACOR’S NEW STRATEGIC PLAN

Your current Senior Management team and Board have returned Synacor to adjusted EBITDA profitability. We have successfully executed against our Four Pillar strategic plan for three consecutive quarters. Our plan is working, and has already begun delivering improved financial results. We are committed to the success of Synacor, and we will not hesitate to explore all alternatives to create sustainable stockholder value.

As Kirk Adams, Software and Consumer Electronics Analyst at Rosenblatt Securities points out: “To be fair, the efforts of this group [JEC/Ratio] began before Mr. Bhise was appointed CEO in August. At that time, the company was looking for answers to the decline in their business. Since Mr. Bhise has been appointed, the fortunes of Synacor have begun to change pretty rapidly and we believe that shareholders should allow Mr. Bhise to carry out his plans to grow this company profitably…On paper, we do not see any benefit in adding these newly proposed candidates.”

Since our time is short until the annual meeting, please vote your shares today! We urge you to vote, via telephone or internet, by following the enclosed proxy voting instructions on our WHITE card.

Thank you for your consideration and your continued support of Synacor.

Sincerely,

Jordan Levy	Andrew Kau

Chairman of the Board	Director

If you have any questions about voting your shares, you may also contact The Proxy Advisory Group, LLC, which is assisting us in this matter, by calling toll-free to 888-55PROXY, or 888-557-7699.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements concerning Synacor’s expected financial performance for the first quarter of 2015. These results are preliminary, have not been reviewed or audited by Synacor’s independent registered public accounting firm, and are accordingly subject to adjustment prior to Synacor’s reporting its complete financial results for the first fiscal quarter. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: adjustments to our preliminary estimates for the financial results of the first quarter; issues encountered in the completion of the quarterly review; and general economic conditions.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-K, as amended, filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of April 10, 2015, and Synacor undertakes no duty to update this information.

Important Additional Information

Synacor, Inc. (the “Company”) has provided to its stockholders a definitive proxy statement, filed with the Securities and Exchange Commission (“SEC”) on March 27, 2015, and an accompanying proxy card in connection with the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”). The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2015 Annual Meeting. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the 2015 Annual Meeting is included in the definitive proxy statement filed by the Company with the SEC in connection with such meeting. In addition, information concerning the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015. To the extent holdings of the Company’s securities have changed since the amounts contained in the definitive proxy statement filed with the SEC in connection with the 2015 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Such documents are, or will be, available free of charge at the SEC website at http://www.sec.gov. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO THE PARTICIPANTS.